Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS THIRD QUARTER RESULTS;

RAISES FULL YEAR 2012 EARNINGS OUTLOOK

Third Quarter Highlights:

•	Third quarter 2012 consolidated net sales totaled $545.0 million, compared with third quarter 2011 net sales of $566.8 million.

•	Third quarter 2012 operating income increased $1.2 million to $87.8 million, or 16.1 percent of sales, compared with third quarter 2011 operating income of $86.6 million, or 15.3 percent of sales.

•

Third quarter 2012 net income totaled $64.4 million, or $1.88 per diluted share, compared with third quarter 2011 net income of $67.5 million, or $1.98 per diluted share. A higher effective tax rate contributed to the decline.

•	Fiscal 2012 operating margin outlook raised to approximately 8.3 percent (including a $4.0 million pre-tax first quarter restructuring charge), on net sales of approximately $1.7 billion.

•	The board of directors approved a quarterly dividend of $0.22 per share, payable on November, 29, 2012 to shareholders of record on November 15, 2012.

PORTLAND, Ore. — October 25, 2012 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the global active outdoor apparel and footwear industries, today announced net sales of $545.0 million for the quarter ended September 30, 2012, a 4 percent decline compared with net sales of $566.8 million for the same period in 2011. Changes in currency exchange rates reduced reported net sales by approximately 2 percentage points.

Third quarter net income totaled $64.4 million, or $1.88 per diluted share, compared with net income of $67.5 million, or $1.98 per diluted share, for the same period in 2011. A higher effective tax rate contributed $0.11 to the reduction in third quarter 2012 earnings per share compared with the third quarter of 2011.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Our third quarter benefited from improved gross margins and disciplined expense management, resulting in higher operating margin and further demonstrating our ability to navigate effectively through a slow-growth environment. We are pleased to raise our 2012 operating margin outlook based on better-than-expected results through the first nine months of the year.”

Boyle concluded, “Looking ahead to 2013, we anticipate continued slow growth through at least the first half of the year, based in part on advance Spring 2013 wholesale orders, the fragile U.S. recovery, continued uncertainty in Europe, and signs of slowing in key Asian markets. However, we believe that our continued focus on innovation, performance and enhanced design is elevating our brand portfolio, which holds substantial long-term growth potential.”

Third Quarter Results

(All comparisons are between third quarter 2012 and third quarter 2011, unless otherwise noted.)

The $21.8 million net sales decline in the third quarter was concentrated primarily in the company’s Europe/Middle East/Africa (EMEA) region, where net sales declined $39.8 million, or 40 percent, to $60.5 million, including an 8 percentage point negative effect from changes in currency exchanges rates. The decline reflected lower net sales in the company’s EMEA direct markets, against an increase of more than 70 percent in the comparable 2011 period. Last year’s warm winter and persistent unfavorable macro-economic conditions weighed on both the Sorel and Columbia brands, creating headwinds against our ongoing efforts to revitalize the Columbia brand in key European markets. In addition, approximately 45 percent of the decline in EMEA net sales was attributable to previously-referenced timing differences in shipments of fall orders to EMEA distributors, which were heavily concentrated in the Columbia brand. Year-to-date Fall 2012 shipments to EMEA distributors are up 7 percent compared with Fall 2011 shipments in the comparable period. Net sales in Canada decreased $8.1 million, or 13 percent, including a 3 percentage point negative effect from changes in currency exchange rates. These declines were partially offset by net sales increases in the U.S. of $14.2 million, or 4 percent, to $347.8 million, and in the Latin America/Asia Pacific (LAAP) region of $11.9 million, or 16 percent, to $84.7 million, including a 3 percentage point negative effect from changes in currency exchange rates. (See “Geographical Net Sales” table below.)

Apparel, Accessories & Equipment net sales declined $8.7 million, or 2 percent, to $429.5 million; and Footwear net sales declined $13.1 million, or 10 percent, to $115.5 million. (See “Categorical Net Sales” table below.)

Columbia and Sorel brand net sales declined $11.0 million, or 2 percent, and $10.8 million, or 15 percent, respectively, accounting for the entire net sales decline in the quarter. (See “Brand Net Sales” table below.)

Balance Sheet

The company ended the third quarter with $96.3 million in cash and short-term investments, compared with $90.4 million at September 30, 2011.

Consolidated inventories totaled $475.7 million at September 30, 2012, approximately 10 percent higher than at the same time last year. Higher average unit costs accounted for all of the increase in inventory valuation, on a mid-single-digit percentage decline in units.

Raised 2012 Earnings Outlook

The company currently expects full year 2012 net sales of approximately $1.7 billion, a 25 to 35 basis point decrease in gross margin, and 40 to 50 basis points of SG&A expense leverage (including first quarter restructuring charges of approximately $4.0 million), resulting in operating margin of approximately 8.3 percent compared with 8.1 percent operating margins in fiscal 2011.

For the fourth quarter of 2012, the company expects net sales to increase up to 1.5 percent from net sales of $526.1 million in the fourth quarter of 2011, a 50 to 75 basis point decrease in gross margin, and 150 to 200 basis points of SG&A expense leverage, resulting in estimated operating margin expansion of approximately 100 to 150 basis points.

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps significantly.

A more detailed version of the company’s financial outlook can be found in the “CFO Commentary on Third Quarter Financial Results and 2012 Outlook”, available on the company’s investor relations website at http://investor.columbia.com/results.cfm.

Dividend

The board of directors approved a fourth quarter dividend of $0.22 per share, payable on November 29, 2012 to shareholders of record on November 15, 2012.

CFO’s Third Quarter Financial Commentary Available Online

At approximately 4:15 p.m. EDT, a commentary by Tom Cusick, senior vice president and chief financial officer, reviewing the company’s third quarter 2012 financial results and improved 2012 outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, October 25, 2012 at 5:00 p.m. EDT to review its third quarter financial results and 2012 outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until October 25, 2013.

Fourth Quarter 2012 Reporting Schedule

Columbia Sportswear plans to report financial results for fourth quarter and full year 2012 on Tuesday, February 5, 2013 at approximately 4:00 p.m. EDT. Following issuance of the earnings release, a commentary reviewing the company’s financial results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, Columbia products are sold in approximately 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, and Montrail®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.montrail.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A and other expenses and SG&A expense leverage, tax rates, market conditions and growth prospects, cost containment measures and advance orders in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this document include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; our ability to effectively implement our IT infrastructure, data management and business process initiatives, failure of which could result in material unanticipated expenses and/or disruptions to our business; the operations of our computer systems and third party computer systems; our ability to match our cost structure with business growth levels, particularly in volatile demand environments in Europe and China; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; failure to realize anticipated benefits of our Chinese joint venture; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues, supply disruptions or intellectual property disputes; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

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COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,
	2012	2011
Current Assets:
Cash and cash equivalents	$94,164	$87,942
Short-term investments	2,128	2,423
Accounts receivable, net	422,756	417,976
Inventories, net	475,733	432,104
Deferred income taxes	53,905	42,736
Prepaid expenses and other current assets	38,334	46,789

Total current assets	1,087,020	1,029,970
Property, plant and equipment, net	260,423	231,511
Intangibles and other non-current assets	80,403	82,895

Total assets	$1,427,846	$1,344,376

Current Liabilities:
Notes payable	$10,206	$—
Accounts payable	109,879	141,546
Accrued liabilities	122,501	108,020
Income taxes payable	13,802	9,001
Deferred income taxes	954	2,079

Total current liabilities	257,342	260,646
Long-term liabilities	42,801	40,026
Shareholders’ equity	1,127,703	1,043,704

Total liabilities and shareholders’ equity	$1,427,846	$1,344,376

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$545,005	$566,791	$1,168,503	$1,167,907
Cost of sales	301,320	317,206	659,014	656,373

Gross profit	243,685	249,585	509,489	511,534
	44.7%	44.0%	43.6%	43.8%
Selling, general, and administrative expenses	160,154	167,375	437,881	436,034
Net licensing income	4,287	4,406	10,817	10,396

Income from operations	87,818	86,616	82,425	85,896
Interest income (expense), net	(17)	462	421	1,246

Income before income tax	87,801	87,078	82,846	87,142
Income tax expense	(23,426)	(19,539)	(22,474)	(20,391)

Net income	$64,375	$67,539	$60,372	$66,751

Earnings per share:
Basic	$1.90	$2.00	$1.79	$1.97
Diluted	1.88	1.98	1.77	1.95
Weighted average shares outstanding:
Basic	33,872	33,849	33,761	33,868
Diluted	34,155	34,177	34,035	34,303

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$60,372	$66,751
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	30,763	32,115
Loss on disposal or impairment of property, plant and equipment	505	229
Deferred income taxes	974	3,183
Stock-based compensation	5,707	5,855
Excess tax benefit from employee stock plans	(604)	(1,814)
Changes in operating assets and liabilities:
Accounts receivable	(68,605)	(121,949)
Inventories	(108,027)	(122,998)
Prepaid expenses and other current assets	(1,784)	(19,286)
Other assets	(266)	(1,521)
Accounts payable and accrued liabilities	(32,734)	27,182
Income taxes payable	825	(11,343)
Other liabilities	2,298	1,571

Net cash used in operating activities	(110,576)	(142,025)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of short-term investments	879	66,271
Capital expenditures	(32,431)	(40,171)
Proceeds from sale of property, plant, and equipment	6	168

Net cash provided by (used in) investing activities	(31,546)	26,268

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from credit facilities	10,206	—
Proceeds from issuance of common stock under employee stock plans	9,607	10,342
Tax payments related to restricted stock unit issuances	(1,261)	(2,942)
Excess tax benefit from employee stock plans	604	1,814
Repurchase of common stock	(206)	(16,429)
Cash dividends paid	(22,309)	(21,677)

Net cash used in financing activities	(3,359)	(28,892)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,389)	(1,666)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(146,870)	(146,315)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	241,034	234,257

CASH AND CASH EQUIVALENTS, END OF PERIOD	$94,164	$87,942

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$5,967	$1,195
Repurchases of common stock not yet paid	—	2,896

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
Geographical Net Sales:
United States	$347.8	$333.6	4%	$672.9	$655.1	3%
Latin America & Asia Pacific	84.7	72.8	16%	245.6	216.7	13%
Europe, Middle East, & Africa	60.5	100.3	(40)%	168.6	198.3	(15)%
Canada	52.0	60.1	(13)%	81.4	97.8	(17)%

Total	$545.0	$566.8	(4)%	$1,168.5	$1,167.9	—

Categorical Net Sales:
Apparel, Accessories and Equipment	$429.5	$438.2	(2)%	$954.7	$934.9	2%
Footwear	115.5	128.6	(10)%	213.8	233.0	(8)%

Total	$545.0	$566.8	(4)%	$1,168.5	$1,167.9	—

Brand Net Sales:
Columbia	$436.8	$447.8	(2)%	$990.6	$975.0	2%
Mountain Hardwear	44.4	44.7	(1)%	98.8	99.1	—
Sorel	61.2	72.0	(15)%	70.5	86.0	(18)%
Other	2.6	2.3	13%	8.6	7.8	10%

Total	$545.0	$566.8	(4)%	$1,168.5	$1,167.9	—